EXHIBIT 10.16

aVinci Media Corporation Business Code of Conduct and Ethics

Purpose:  This policy is written to emphasize that all directors and employees of aVinci shall conduct themselves in accord with the highest standards of business ethics.

Scope:  This policy applies to all directors, officers, managers and employees of aVinci and its subsidiaries.  Previous versions of this policy are hereby superseded.
Statement of Policy:  It is the policy of aVinci that every employee shall conduct the business of aVinci in a manner that will evidence a high standard of corporate conduct and ethics.  We expect employees to resist the short-term benefit of convenience that conflicts with high standards of legal and good business conduct.  Business dealings with others shall be conducted with honesty and candor and with respect for the law and the highest standard of ethical behavior.  Employees shall conduct themselves in a fashion that withstands the closest scrutiny.  Such things as personal integrity, good faith, fair dealing, the respectful treatment of others, and all other attributes of good behavior are expected.  We expect this because we believe such actions are in the best long-term interests of aVinci, its employees, and its shareholders.

Dissemination:  Every employee is expected to be familiar with the provisions of this code and to adhere to them, both in letter and in spirit, as a condition of continued employment. All officers and managerial or supervisory personnel are responsible for distributing this Policy and assuring overall compliance by employees for whom they are responsible.

Conflict of Interest:  It is important that a director or employee’s outside activities do not adversely affect the conduct of aVinci’s business, involve misuse of corporate position or resources, or in any way constitute a potential source of discredit to aVinci’s name or good will.  Therefore, directors and employees are prohibited from engaging in activities that constitute either an actual or apparent conflict of interest.  Examples of activities, which presumably would place an employee in violation of this policy, are:

•	Employment in any capacity by a competitor, supplier, subcontractor, or customer.
•	Holding a substantial ownership, beneficial interest, or debt interest in any competitor, supplier, subcontractor, or customer.
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Accepting substantial gifts, lavish or extravagant entertainment, loans, compensation or remuneration, concessions, or benefits of any other kind from any supplier, subcontractor, or customer, or accepting anything of any value from a competitor.

•	Making gifts (other than of nominal value) or payments of any kind to suppliers, subcontractors, or customers, or entertaining them in a lavish or extravagant manner.
•	Having a financial interest, direct or indirect, in any transaction involving the purchase, lease, or sale by aVinci of any materials, services, or property.
•	Conducting business with others in a manner that might lead the other party to believe the transaction is with aVinci, when the transaction is with you personally.
•	Misusing confidential information concerning aVinci, including the disclosure of such information for personal gain.
•	Using employees, materials, equipment, or other assets of aVinci for any unauthorized purpose or for your personal benefit.
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Involvement in any other business activity, transaction or relationship which could reasonably be interpreted by others as illegal or unethical conduct or in conflict with aVinci’s interests, or your duties to aVinci.

It is not always easy to know whether any particular conduct constitutes a conflict of interest.  The above examples are only illustrative of what may be the more obvious concerns.  Common sense and good judgment will dictate the proper course of action in most situations.  However, remember that if there is reason to raise in your mind, even a hint of conflict of interest, others may try to exaggerate it.  It is better to resolve such conflicts by disclosing them at the outset so that they never become problems later.  If there is the slightest question in your mind about the possibility of a conflict, please discuss the matter with your immediate superior.  Should you believe that to be inappropriate under the circumstances, then consult aVinci’s General Counsel.

Related Party Transactions:  Related party transactions are all transactions between aVinci and any of its shareholders, directors, officers, employees, or any relative thereof, with respect to any business, property, or interest in property in which they have a financial interest, direct of indirect, present or future.  The term “relative” includes parents, spouse, spouse’s parents, brothers, sisters, lineal descendants, and any spouse of a brother, sister, or lineal descendant.  The term “related party” also includes any other party with which aVinci may deal if either party has the ability to control or significantly influence the management or operating policies of the other.

Any related party transaction known, planned or foreseen by any of aVinci’s shareholders, directors, officers, or employees, should be immediately reported to aVinci’s Human Resources.  This report should be a written memorandum that fully discloses the transaction and the nature and extent of the interest and relationship to the transaction.  When the record of the transaction is complete, it will be forwarded to the Audit Committee for their consideration.

Generally, as long as a transaction is fitting and beneficial to aVinci, and contains the same or reasonably comparable and competitive terms and conditions, as would an arm’s length transaction between aVinci and an unrelated third party, the transaction will be approved by the Audit Committee.

At the anniversary of the approval of a related party transaction the Audit Committee, or its representative, will review each transaction to determine whether aVinci is obtaining the intended benefit.  If the review is satisfactory, the transaction will be continued for another year, if not, aVinci has the right to rescind approval of the transaction.

You are cautioned that undisclosed related party transactions are a material and serious breach of this policy.  You are also cautioned that the concept of indirect financial interest is construed broadly.  For, example, it would include the circumstance where the third party involved is indebted to you or jointly liable with you to another party.  It will also include the circumstance where a third party being benefited is related to you within the degrees of relationship described above.

A related party transaction is voidable until all disclosure requirements are met, or the transaction is approved.  If it is not legally possible to void the transactions because of the material interest of any third party, who has acted in good faith and without notice of the related party nature of the transaction, you will be personally liable to aVinci for any economic detriment it may suffer as a result of such transaction.  You will also be obliged to indemnify and hold aVinci harmless for any claim, damage, loss, or expense, including attorney’s fees, which may be the result of aVinci’s refusal to perform its obligations thereunder in accordance with the terms of the transaction.

Confidential and Proprietary Information:  Confidential information about existing or potential customers or suppliers available to employees as a result of their employment is to be used solely for aVinci’s legitimate business purposes and never for personal gain by an employee.  Such information is not to be given to or discussed with persons outside aVinci, or even with other employees, except on a “need to know” basis.

Financial information regarding aVinci or its subsidiaries is always confidential and is not to be given to any person unless it has been published in report to our shareholders, or otherwise publicly disseminated or given in confidence to professional such as outside auditors or lending institutions.  Any questions concerning disclosure of confidential information are to be reviewed with the aVinci General Counsel prior to disclosure.

As a condition of your employment with aVinci, you must agree and acknowledge that during your employment and afterwards, you will not disclose confidential information about aVinci’s business or its customers, obtained during or as a result of, your employment.  This includes disclosing such information unintentionally such as by leaving it on your desk or anywhere else it may be seen by unauthorized persons, or by mentioning it in casual conversations with friends or acquaintances.

The News Media:  aVinci has a policy of maintaining good media and public relations and tried to respond to all questions.  Any inquiries or requests for information about aVinci by the news media or other persons outside aVinci should be referred to aVinci’s Chief Executive Office or Human Resources.

Company Funds and Business Records:  Proper care should be taken to assure that all business records of aVinci are prepared and maintained in an accurate and reliable manner and in compliance with all laws and regulations.  These records are of great importance to aVinci in meeting its financial, legal, and management obligations.

To ensure proper accounting, employees should comply with generally accepted accounting principles and with all policies, procedures, and controls established by aVinci.  The books of account and economic evaluations for projects should accurately reflect the transactions they record.  Verifications and confirmations of facts and book entries should be made as appropriate.  All assets of aVinci should be recorded on the books of aVinci.  All reimbursable expenses should be reported in full compliance with all IRS regulations.  Employees are to cooperate fully and not conceal information from aVinci’s Internal Audit Department or any outside auditors retained by aVinci.

No person should issue or authorize issuance of any document of aVinci that is false or misleading.  No undisclosed or unrecorded fund or asset of aVinci should be established for any purpose.

No payment should be approved or made with the intention, understanding, or agreement that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

Reporting of Suspected Violations:  Should you become concerned about a serious or continuing violation of this Business Code of Conduct and not feel comfortable about disclosing it to supervisory or management personnel please feel free to discuss the situation with aVinci’s General Counsel.  Your involvement will be kept confidential to the fullest extent possible.

In no event is action to be taken or threatened against you by aVinci as a reprisal for your good faith disclosure of information concerning conduct which is, or which appears to be, in violation of this Code.

RECEIPT

I acknowledge that I have access to a copy of the Business Code of Conduct and Ethics Policy of aVinci dated November 2008, and that I have read, understand, and agree to abide by this Policy.